Exhibit 10.5

MEMBERSHIP INTEREST PURCHASE AGREEMENT

BETWEEN

CGAS Properties, L.P.

AS SELLER

AND

M3 Ohio Gathering LLC

AS PURCHASER

Executed on MAY 26, 2015

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4.18	OFAC	8
4.19	Solvency.	8
4.20	Certain Disclaimers	9
Article 5 REPRESENTATIONS AND WARRANTIES OF PURCHASER		10
5.1	Existence and Qualification	10
5.2	Power	10
5.3	Authorization and Enforceability	10
5.4	No Conflicts	10
5.5	Liability for Brokers’ Fees	10
5.6	Litigation	11
5.7	Investment Intent	11
5.8	Independent Investigation	11
5.9	Other Consents	11
5.10	Financing.	11
Article 6 COVENANTS OF THE PARTIES		11
6.1	Exclusivity	12
6.2	Government Authorizations; Cooperation	12
6.3	Public Announcement	13
6.4	Assumption of Obligations	13
6.5	Casualty and Condemnation	14
6.6	Further Assurances	14
6.7	Cooperation on Taxes	14
6.8	Schedule Update	14
6.9	Other Agreement	15
6.10	Encumbrances on the Subject Interest	15
6.11	Confidentiality	15
6.12	Non-Solicitation	15
6.13	Closing	16
6.14	Conduct Pending Closing.	16
Article 7 CONDITIONS TO CLOSING		16
7.1	Conditions of Seller to Closing	16
7.2	Conditions of Purchaser to Closing	17

Article 8 TERMINATION		18
8.1	Termination	18
8.2	Effect of Termination	19
Article 9 INDEMNIFICATION; LIMITATIONS		19
9.1	Indemnification	19
9.2	Indemnification Actions	22
9.3	Limitation on Actions	24
Article 10 MISCELLANEOUS		25
10.1	Counterparts	25
10.2	Notice	26
10.3	Expenses	27
10.4	Transfer Taxes	27
10.5	Governing Law	27
10.6	Jurisdiction; Waiver of Jury Trial	27
10.7	Captions	28
10.8	Waivers	28
10.9	Assignment	28
10.10	Entire Agreement	28
10.11	Amendment	28
10.12	References	29
10.13	Construction	29
10.14	Limitation on Damages	29
10.15	Specific Performance	30

Exhibits

Exhibit A	–	Definitions
Exhibit B	–	Form of Assignment Agreement

Schedules

Schedule 1.1(b)	–	Knowledge Personnel - Seller
Schedule 1.1(c)	–	Knowledge Personnel - Purchaser
Schedule 4.6	–	Encumbrances
Schedule 4.8	–	Litigation
Schedule 4.9	–	Taxes
Schedule 4.10	–	Environmental
Schedule 4.11	–	Compliance with Laws
Schedule 4.13	–	Existing Agreements
Schedule 4.14	–	Certain Consents
Schedule 5.9	–	Other Purchaser Consents
Schedule 6.2	–	Government Authorizations

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is dated May 26, 2015 (the “Execution Date”), and is by and between CGAS Properties, L.P., a Delaware limited partnership (“Seller”) and M3 Ohio Gathering LLC, a Delaware limited liability company (“Purchaser”). Seller and Purchaser are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns a 21% Membership Interest (the “Entire Interest”) in Utica East Ohio Midstream LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Purchaser owns a 30% Membership Interest in the Company;

WHEREAS, Utica Gas Services, L.L.C., an Oklahoma limited liability company (the “Other Member”) owns the remaining 49% Membership Interest in the Company;

WHEREAS, Seller desires to sell the Entire Interest and, in accordance with Section 8.6 of the LLC Agreement (as hereinafter defined), has delivered to Purchaser and the Other Member a Proposed Transfer Notice and Offer Terms, dated April 2, 2015 (“Transfer Notice”);

WHEREAS, Seller and the Other Member have entered into a Membership Interest Purchase Agreement (the “Other Agreement”), wherein the Seller has agreed to sell to the Other Member, and the Other Member has agreed to purchase from the Seller, the Entire Interest, subject to the right of the Purchaser to purchase its pro rata share of the Entire Interest as provided in Section 8.6 of the LLC Agreement; and

WHEREAS, Purchaser desires to accept the offer set forth in the Transfer Notice and to exercise its rights as provided in Section 8.6 of the LLC Agreement to purchase the Subject Interest for the consideration, and subject to the terms and conditions, set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

Article 1

DEFINITIONS

In addition to the terms defined in the introductory paragraph and the recitals of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings set forth in Exhibit A.

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Article 2

PURCHASE AND SALE

2.1           Purchase and Sale.    At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller shall sell and convey to Purchaser, and Purchaser shall purchase, accept and pay for, all of Seller’s right, title and interest in and to the Subject Interest, free and clear of all Encumbrances other than any restrictions under federal and state securities Laws and the terms and conditions of the LLC Agreement, for the consideration in Section 2.2.

2.2           Purchase Price.    The purchase price for the Subject Interest (the “Purchase Price”) shall be Two Hundred and Eighteen Million, Three Hundred and Fifty Four Thousand Four Hundred and Thirty Dollars ($218,354,430). The Purchase Price shall be subject to adjustment as provided in Section 2.3 and 2.4.

2.3           Increase in Subject Interest and Purchase Price; Extension of Closing Date.    The Subject Interest shall initially be a 30/79 x 21% (approximately 7.975%) Membership Interest in the Company. If the Other Member does not close on the purchase of the Remaining Interest on June 10, 2015, or, if applicable, on the purchase of the Entire Interest on or before June 24, 2015, and this Agreement has not been terminated, as permitted under Section 8.1 then (a) the Closing Date shall be extended to July 31, 2015 or such earlier date as agreed to by the Parties, (b) the Subject Interest shall be increased to 21% and (c) the Purchase Price shall be increased to Five Hundred and Seventy Five Million Dollars ($575,000,000).

2.4           Adjustments to Purchase Price.    The Purchase Price for the Subject Interest shall be adjusted as follows:

(a)          Capital Contributions. The Purchase Price shall be increased by an amount equal to the sum of all Capital Contributions (as defined in the LLC Agreement) made by Seller to the Company with respect to the Subject Interest after the Effective Time and prior to Closing.

(b)          Distributions. The Purchase Price shall be decreased by an amount equal to the sum of all Distributions (as defined in the LLC Agreement) received by Seller from the Company with respect to the Subject Interest after the Effective Time and prior to Closing.

(c)          Casualty. The Purchase Price shall be decreased by any casualty or condemnation adjustments under Section 6.5.

(d)          Adjusted Purchase Price. The Purchase Price, adjusted as set forth in Section 2.3, this Section 2.4 and Section 6.5, shall be the “Adjusted Purchase Price.”

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2.5           Agreement Regarding LLC Agreement.    Seller and Purchaser agree and acknowledge that (a) this Agreement and the Transfer Notice constitute the “Proposed Transfer Notice,” “Offer Terms” and “Purchase Notice” as such terms are used in the LLC Agreement, (b) this Agreement and the Transfer Notice satisfy in all respects the requirements of Section 8.6 of the LLC Agreement imposed on Seller and Purchaser and (c) none of the covenants, agreements, representations and warranties set forth in this Agreement shall be deemed breached or violated by Seller or Purchaser because of any alleged or actual failure of the Transfer Notice or this Agreement to comply with Section 8.6 of the LLC Agreement.  Seller and Purchaser further agree and acknowledge that (i) its execution and delivery of this Agreement is consistent with the requirements of Section 8.6 the LLC Agreement, (ii) that neither Purchaser nor Seller shall allege or bring any claim of any kind, whether at law or equity or sounding in contract (express or implied) or tort, against the other concerning, relating to or arising under Sections 8.6(a) and (b) of the LLC Agreement in connection with the Transfer Notice and this Agreement constitutes a bar to any such claim and (iii) Purchaser and Seller shall diligently defend any claim or allegation that the Transfer Notice and this Agreement do not satisfy the requirements of the LLC Agreement.

Article 3

CLOSING

3.1           Time and Place of Closing.    Consummation of the purchase and sale of the Subject Interest as contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Haynes and Boone, LLP in Houston, Texas, at 10:00 a.m., local time, on the Closing Date. From and after the Closing, the Closing shall be deemed to have been effective as of 12:01 a.m., local time, on the Closing Date.

3.2           Obligations of Seller at Closing.    At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 3.3, Seller shall deliver or cause to be delivered to Purchaser the following:

(a)          four (4) duly executed counterparts of an assignment of the Subject Interest (the “Assignment Agreement”) in substantially the form attached hereto as Exhibit B;

(b)          four (4) originals of a certificate duly executed by an Authorized Officer of Seller, dated as of the Closing Date, certifying on behalf of Seller that the conditions set forth in Sections 7.2(a) and 7.2(b) have been fulfilled;

(c)          four (4) originals of a certificate duly executed by the secretary or any assistant secretary of the general partner of Seller, dated as of the Closing Date, (i) attaching and certifying on behalf of Seller complete and correct copies of (A) the certificate of formation and agreement of limited partnership of Seller, as in effect as of the Closing, (B) the resolutions of the board of directors of the general partner of Seller authorizing the execution, delivery, and performance by Seller of this Agreement and the transactions contemplated hereby, and (C) any required approval by the partners of Seller of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Seller the incumbency of each officer of the general partner of Seller executing this Agreement or any document delivered in connection with the Closing;

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(d)          four (4) originals of an executed certificate described in Treasury Regulation Section 1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;

(e)          documents in form and substance reasonably satisfactory to Purchaser evidencing the release of the Encumbrance listed on Schedule 4.6;

(f)          an executed letter of resignation of the Manager (as defined in the LLC Agreement) appointed to the board of Managers by Seller, in form and substance reasonably acceptable to Purchaser; and

(g)          any other agreements, instruments or documents that are required by the terms of this Agreement under Article 7 to be delivered by Seller to Purchaser or as otherwise reasonably requested by Purchaser to consummate the transactions contemplated hereby.

3.3           Obligations of Purchaser at Closing.    At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Seller of its obligations pursuant to Section 3.2, Purchaser shall deliver or cause to be delivered to Seller the following:

(a)          a wire transfer of the Adjusted Purchase Price, in same-day funds to an account of Seller designated in writing by Seller to Purchaser no later than two days prior to the Closing Date;

(b)          four (4) duly executed counterparts of the Assignment Agreement;

(c)          four (4) originals of a certificate by an Authorized Officer of Purchaser, dated as of the Closing Date, certifying on behalf of Purchaser that the conditions set forth in Sections 7.1(a) and 7.1(b) have been fulfilled;

(d)          four (4) originals of a certificate duly executed by the secretary or any assistant secretary of Purchaser, dated as of the Closing Date, (i) attaching, and certifying on behalf of Purchaser as complete and correct, copies of (A) the certificate of formation and limited liability company agreement of Purchaser, each as in effect as of the Closing, (B) the resolutions of the managers of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby and (C) any required approval by the members of Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Purchaser the incumbency of each officer of Purchaser executing this Agreement or any document delivered in connection with the Closing; and

(e)          any other agreements, instruments, or documents that are required by the terms of this Agreement under Article 7 to be delivered by Purchaser to Seller or as otherwise reasonably requested by Seller to consummate the transactions contemplated hereby.

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Article 4

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Schedules to this Agreement, and subject to Section 4.20, Seller represents and warrants as of the date hereof and as of the Closing Date to Purchaser that:

4.1           Existence.    Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware.

4.2           Power.    Seller has the requisite partnership power and authority to execute and deliver this Agreement (and all documents to be executed and delivered by Seller pursuant to this Agreement), to perform its obligations hereunder (and thereunder), and to consummate the transactions contemplated hereby (and thereby).

4.3           Authorization and Enforceability.    The execution, delivery and performance by Seller of this Agreement (and all documents required to be executed and delivered by Seller pursuant to this Agreement), and the consummation by Seller of the transactions contemplated hereby (and thereby), have been duly and validly authorized by all necessary partnership action on the part of Seller or, in the case of documents to be executed and delivered pursuant to this Agreement, will have been duly and validly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller pursuant to this Agreement will be duly executed and delivered by Seller) and, assuming due authorization, execution and delivery by Purchaser, this Agreement constitutes (and such other documents will constitute) the valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws affecting the rights and remedies of creditors generally as well as by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Enforceability Exceptions”).

4.4           No Conflicts.    The execution, delivery and performance of this Agreement by Seller (and all documents to be executed and delivered by Seller pursuant to this Agreement), and the consummation of the transactions contemplated by this Agreement (and by such documents), do not and will not (a) violate any provision of the certificate of formation, limited partnership agreement or other organizational documents of Seller, (b) result in a material default (with due notice or lapse of time or both) or the creation of any Encumbrance, or give rise to any right of termination, cancellation or acceleration under any note, bond, mortgage, indenture, or other financing instrument to which Seller or, to the Knowledge of Seller, the Company is a party or by which their respective assets are bound, (c) result in a material violation or breach of any judgment, order, ruling, or decree applicable to Seller or, to the Knowledge of Seller, the Company, as a party in interest, (d) result in a material violation or breach of any Laws applicable to Seller or, to the Knowledge of Seller, the Company or (e) except for the Government Authorizations listed in Schedule 6.2, require notice to, filing with, or the obtaining of approval from, any Governmental Body by or with respect to Seller or, to the Knowledge of the Seller, the Company.

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4.5           LLC Agreement.    Seller has performed all of its material obligations under the LLC Agreement and is not in material default under any provision of the LLC Agreement.

4.6           Ownership.    Except as set forth on Schedule 4.6, as of the Execution Date, Seller has good and valid title to the Subject Interest, free and clear of any Encumbrances, other than any restrictions under federal and state securities Laws and the terms and condition of the LLC Agreement. As of the Closing, Seller will have good and valid title to the Subject Interest, in each case, free and clear of any Encumbrances, other than any restrictions under federal and state securities Laws and the terms and condition of the LLC Agreement.

4.7           Liability for Brokers’ Fees.    Purchaser will not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or any Affiliate of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

4.8           Litigation.    Except as set forth on Schedule 4.8, to the Knowledge of Seller, there are no actions, suits or proceedings pending, or threatened, before any Governmental Body or arbitrator against the Company. There are no actions, suits or proceedings pending, or, to the Knowledge of Seller, threatened, before any Governmental Body or arbitrator against Seller, which are reasonably likely to materially delay or materially impair Seller’s ability to perform its obligations under this Agreement.

4.9           Taxes.

(a)          There are no Encumbrances for Taxes upon the Subject Interest.

(b)          Except as set forth on Schedule 4.9, to the Knowledge of Seller:

(i)          the Company has timely filed all material Tax Returns required to have been filed by or with respect to the Company and its operations, and such Tax Returns are complete and correct in all material respects and all material Taxes owed by the Company have been timely paid;

(ii)         the Company has always been and will be through the Closing Date validly classified, for United States federal income tax purposes, as either a “disregarded entity” as defined in Treasury Regulation Section 301.7701-3 or as a “partnership” as defined in Section 761(a) of the Code;

(iii)        there is no material claim, audit, action, suit or proceeding pending or threatened in writing against or with respect to the Company in respect of any Tax or Tax Return, and there are no Encumbrances for Taxes (other than Encumbrances for Taxes not yet due and payable) upon the assets of the Company;

(iv)        the Company is not obligated to pay the Taxes of another person under applicable Law, by Contract, as a transferee, as a successor or otherwise; and

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(v)         the transactions contemplated by this Agreement would not, if consummated, result in a Tax Termination Event of the Company as described in Section 8.2(a) of the LLC Agreement.

4.10         Environmental Laws.    Except as set forth in Schedule 4.10, to the Knowledge of Seller: (a) the Company is in compliance in all material respects with all applicable Environmental Laws; (b) there are no actions pending or threatened in writing against the Company, or any real property owned, operated or leased by it, alleging violation of or liability under any Environmental Law; (c) the Company has not entered into any order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved obligations, liabilities or requirements relating to or arising under Environmental Law; (d) the Company holds and is in compliance in all material respects with all material Permits required under Environmental Law for it to conduct its business; and (e) the Company has not Released any Hazardous Substance in or on the Company’s assets in quantities or concentrations requiring material remedial action by the Company under Environmental Laws. Notwithstanding anything to the contrary contained in this Agreement, the representations and warranties contained in this Section 4.10 are Seller’s sole representations and warranties with respect to environmental matters and Environmental Laws.

4.11         Compliance with Laws.    Except as set forth in Schedule 4.11, to the Knowledge of Seller: (a) the Company is conducting its business in compliance in all material respects with all applicable Laws, including any Laws relating to bribery, improper payments to a Governmental Body or governmental officer or employee, candidate for political office, political party or official thereof, or public international organization, and money laundering; (b) the Company holds all material Permits necessary for the lawful conduct of its business as presently conducted; and (c) the Company is in compliance in all material respects with the terms of all such material Permits, and no written notices have been received relating to the termination, cancellation or withdrawal thereof. This Section 4.11 does not address environmental matters and Environmental Laws, which are exclusively governed by Section 4.10.

4.12         Midstream Assets.    To the Knowledge of Seller, the Company has not disposed of any of its Midstream Assets that are material to its operations and there are no claims pending or threatened against the Company disputing the Company’s title to its Midstream Assets.

4.13         Contracts.    Except for the Existing Agreements, the Company is not a party to any Contract with Seller or an Affiliate of Seller which will be binding on the Company after Closing.

4.14         Tag-Along Rights, Consents and Preferential Rights.    Except as set forth on Schedule 4.14 and as set forth in the LLC Agreement: (a) Seller’s execution, delivery and performance of this Agreement (and any document required to be executed and delivered by Seller at Closing) is not and will not be subject to any option by any Person to participate as a seller in the sale to Purchaser contemplated by this Agreement; (b) Seller’s execution, delivery and performance of this Agreement (and any document required to be executed and delivered by Seller pursuant to this Agreement) is not and will not be subject to any required consent of, or notice to, any third Person (other than a Governmental Body); and (c) there are no preferential rights to purchase, rights of first opportunity or similar rights created by Seller or its Affiliates applicable to a sale of the Subject Interest.

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4.15         Employee Matters.    To the Knowledge of Seller, the Company does not have any employees and does not maintain, sponsor, contribute to, and is not required or obligated to contribute to, and is not a party to any, Employee Benefit Plan. To the Knowledge of Seller, there is no pending or threatened strike, slowdown, work stoppage, lockout or other labor dispute relating to any Person providing services for or on behalf of the Company.

4.16         Intellectual Property.    To the Knowledge of Seller: (a) the Company owns or has a license or other right to use all material Intellectual Property used in the conduct of the Company’s business; (b) neither the Company’s use of Intellectual Property nor the Company’s conduct of its business as currently conducted infringes, violates or misappropriates in any material respect the Intellectual Property of any Person; and (c) there are no actions, suits or proceedings pending or threatened in writing against the Company alleging any such infringement, violation or misappropriation.

4.17         Anti-Corruption Matters.    To the Knowledge of Seller, the Company has not, directly or indirectly, taken any action which would cause the Company to (a) be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any similar anti-bribery law or regulation applicable to the Company or (b) violate or operate in noncompliance with any export restrictions, anti-boycott regulations, or embargo regulations.

4.18         OFAC.    To the Knowledge of Seller, (a) neither the Company nor any of its officers or managers is currently the subject or target of any sanctions administered or enforced by the U.S. Government (including the Office of Foreign Assets Control of the United States Department of the Treasury and the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, (collectively “Sanctions”), (b) nor does the Company have its principal place of business or the majority of its business operations (measured by revenues) located in a country that is the subject or target of Sanctions, including Cuba, Burma (Myanmar), Iran, North Korea, Sudan, and Syria. To the Knowledge of Seller, neither the Company nor any of its officers or directors has in the last five (5) years knowingly engaged in, or is now knowingly engaged in, any dealings or transactions relating to or with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

4.19         Solvency.    Seller is not now insolvent and will not be rendered insolvent by any of the transactions contemplated hereby. As used in this Section 4.19, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller's assets. Immediately after giving effect to the consummation of the transactions contemplated hereunder: (i) Seller will be able to pay its obligations and liabilities as they become due in the usual course of its business; (ii) Seller will have adequate capital with which to conduct its business; and (iii) Seller will have assets (calculated at fair market value) that exceed its obligations and liabilities, including a reasonable estimate of the amount of all contingent liabilities of Seller.

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4.20         Certain Disclaimers.

(a)          The representations and warranties set forth in this Article 4 and in the agreements and certificates to be delivered by Seller at Closing pursuant to Section 3.2 are the only representations and warranties made by Seller. Except as specifically set forth in this Article 4, or in the agreements and certificates to be delivered by Seller at Closing pursuant to Section 3.2, Seller makes no, and disclaims any, warranty, express or implied, as to any matter whatsoever relating to Seller, the Company, their respective businesses, assets, liabilities or any other matter relating to the transactions contemplated by this Agreement.

(b)          WITHOUT LIMITING THE GENERALITY OF SECTION 4.20(a), EXCEPT AS MAY BE SPECIFICALLY SET FORTH IN THIS ARTICLE 4 OR IN THE AGREEMENTS OR CERTIFICATES TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 3.2, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING (I) TITLE TO ANY OF THE COMPANY’S ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY CONSULTANT, RELATING TO THE COMPANY’S ASSETS, (III) ANY ESTIMATES OF THE VALUE OF THE SUBJECT INTEREST, THE COMPANY’S ASSETS OR FUTURE REVENUES GENERATED BY ANY OF THE PRECEDING, OR (IV) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE COMPANY’S ASSETS, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF  MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR OTHER PERSONAL PROPERTY, OR REGARDING INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS IN CONNECTION WITH THE OPERATION OF THE COMPANY AND ITS ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE SUBJECT INTEREST SUBJECT TO ALL OF THE COMPANY’S RESPECTIVE DIRECT AND INDIRECT RIGHTS AND ASSETS BEING IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT PURCHASER SHALL CAUSE TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE. The Parties agree that the disclaimers in this Section are “conspicuous” disclaimers for the purpose of any applicable Law.

(c)          Inclusion of information in the Schedules to this Agreement shall not be construed as an admission that such information is material to the business, assets, liabilities, financial condition or results of operations of Seller, or the Company, or otherwise material, or that such information is required to be included in the Schedules to this Agreement, and inclusion of a matter on a Schedule addressing matters reasonably expected to have a Material Adverse Effect shall not necessarily be deemed an indication that such matter does, or may, have a Material Adverse Effect. Matters may be disclosed on a Schedule for purposes of information only, and inclusion of any such matter does not mean that all such matters are included. A matter disclosed on a Schedule to this Agreement shall be deemed to be an exception to all representations, and any indemnifications under Section 9.1, to which it is relevant, but only if it is reasonably apparent that such matter also applies to such other representations.

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Article 5

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as of the date hereof and as of the Closing:

5.1           Existence and Qualification.    Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2           Power.    Purchaser has the requisite corporate power and authority to execute and deliver this Agreement (and all documents to be executed and delivered by Purchaser pursuant to this Agreement), to perform its obligations hereunder (and thereunder), and to consummate the transactions contemplated hereby (and thereby).

5.3           Authorization and Enforceability.    The execution, delivery and performance by Purchaser of this Agreement (and all documents required to be executed and delivered by Purchaser pursuant to this Agreement), and the consummation by Purchaser of the transactions contemplated hereby (and thereby), have been duly and validly authorized by all necessary company action on the part of Purchaser, or in the case of documents to be executed and delivered pursuant to this Agreement, will have been duly and validly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser pursuant to this Agreement will be duly executed and delivered by Purchaser), and, assuming due authorization, execution and delivery by Seller, this Agreement constitutes (and at the Closing such documents will constitute) the valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

5.4           No Conflicts.    The execution, delivery and performance of this Agreement (and all documents to be executed and delivered by Purchaser pursuant to this Agreement) by Purchaser, and the transactions contemplated by this Agreement (and by such documents), do not and will not (a) violate any provision of the certificate of formation and limited liability company agreement or other organizational documents of Purchaser, (b) result in a material default (with due notice or lapse of time or both) or the creation of any Encumbrance, or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other financing instrument to which Purchaser is a party or by which any of its assets are bound, (c) result in a material violation or breach of any judgment, order, ruling, or regulation applicable to Purchaser as a party in interest, or (d)  result in a material violation or breach of any Laws applicable to Purchaser.

5.5           Liability for Brokers’ Fees.    Seller will not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser or any Affiliate of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

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5.6           Litigation.    There are no actions, suits or proceedings pending, or, to the Knowledge of Purchaser, threatened in writing, before any Governmental Body or arbitrator against Purchaser which are reasonably likely to materially delay or materially impair Purchaser’s ability to perform its obligations under this Agreement.

5.7           Investment Intent.    Purchaser is acquiring the Subject Interest for its own account and not with a present intent to transfer or otherwise distribute the Subject Interest to any other Person in violation of applicable securities Laws.

5.8           Independent Investigation.    Purchaser recognizes that investment in the Subject Interest involves substantial risks. Purchaser is (or its advisors are) experienced and knowledgeable in the oil and gas business and aware of the risks of that business. Purchaser acknowledges and affirms that, as of the Execution Date, it has made all such independent investigation, verification, analysis and evaluation of the Company and its assets, liabilities, businesses and prospects as Purchaser deems necessary or appropriate to enter into this Agreement. Except for the representations and warranties expressly made by Seller in Article 4 of this Agreement, or in the certificate to be delivered to Purchaser pursuant to Section 3.2(b) of this Agreement, Purchaser acknowledges that there are no representations or warranties, express or implied, as to the Company or its assets, liabilities, businesses and prospects and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own independent investigation, verification, analysis and evaluation.

5.9           Other Consents.    Purchaser’s execution, delivery and performance of this Agreement (and any document required to be executed and delivered by Purchaser pursuant to this Agreement) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other third Person, except for the Government Authorizations listed in Schedule 6.2 and as set forth on Schedule 5.9.

5.10         Financing.    At the Closing Date, Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds (in U.S. dollars) to enable it to pay all amounts required to be paid hereunder, including the payment required to be paid to Seller at the Closing.

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Article 6

COVENANTS OF THE PARTIES

6.1           Exclusivity.    In consideration of the resources, time and expense Purchaser has and will incur in connection with transactions contemplated in this Agreement, without the prior written consent of Purchaser, (i) during the period from the Execution Date until the earlier of the Closing Date or the termination of this Agreement, Seller shall not sell, transfer, or place an Encumbrance (other than any Encumbrances that may be imposed by applicable securities Laws or Encumbrances under the LLC Agreement), upon the Subject Interest or any portion thereof, and (ii) during the period from the Execution Date until June 1, 2015, Seller shall not (a) directly or indirectly solicit, facilitate or knowingly encourage any other proposal relating to a Competing Transaction (defined below), (b) negotiate or enter into a letter of intent, agreement in principle, arrangement, understanding or Contract, regarding a Competing Transaction, or (c) otherwise cooperate in any way, including through the provision of confidential information, with any person in connection with a Competing Transaction; provided that if the condition to Closing set forth in Section 7.2(d) has been satisfied on or prior to June 1, 2015, Seller shall not take any of the foregoing actions until the termination of this Agreement. As used in this Agreement, “Competing Transaction” means the direct or indirect sale, lease, license, exchange, mortgage, transfer or other disposition, or financing, in a single transaction or series of related transactions, of all or any portion of the Subject Interest. In addition, without limiting the foregoing, if Seller provides confidential information to a Person in connection with a Competing Transaction after June 1, 2015: (a) prior to disclosing any such confidential information to such prospective purchaser, Seller shall receive an executed customary confidentiality agreement from such prospective purchaser containing language that makes the Company a third party beneficiary under such confidentiality agreement and within two Business Days provides an unredacted copy of such executed confidentiality agreement to the Purchaser; and (b) Seller promptly provides to the Purchaser a copy of any confidential information disclosed to such prospective purchaser..

6.2           Government Authorizations; Cooperation.

(a)          Seller and Purchaser shall, each in a timely manner, (i) make all required filings, provide all required notices, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, notices, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, including the filings, notices and applications listed on Schedule 6.2 (the “Government Authorizations”), provided that Purchaser agrees to (and shall only be required to) make any required filings under the HSR Act within three (3) Business Days after June 10, 2015 if the Closing does not occur on such date, and (ii) provide such information as the other may reasonably request to make or obtain the Government Authorizations. Each Party shall reasonably cooperate with and use commercially reasonable efforts to assist the other with respect to the Government Authorizations. Each Party shall promptly supply any additional information and documentary material that may reasonably be requested by any Governmental Body in connection with the filings, notices and applications for the Government Authorizations. Each Party shall bear its own costs of all filing or application fees payable to any Governmental Body with respect to the transactions contemplated by this Agreement, provided that if an HSR filing is required as provided herein, the costs of filing fees under the HSR Act will be paid equally by Purchaser and Seller.

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(b)          If any objections are asserted with respect to the transactions contemplated hereby under any antitrust or competition Law or if any suit or proceeding is instituted or threatened by any Governmental Body or any private party challenging any of the transactions contemplated hereby as violating any antitrust or competition Law, each of Purchaser and Seller shall use its commercially reasonable efforts to promptly resolve such objections in order to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable, provided, however, that notwithstanding the foregoing, that Purchaser and Seller shall have the right, but not the obligation, to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement under any antitrust or competition Law, including but not limited to seeking to have any stay, injunction, or temporary restraining order entered by any court or other Governmental Body vacated or reversed. Each Party shall give notice to the other Party with respect to any meeting, discussion, appearance or contact with any governmental authority or the staff or regulators of any governmental authority, with such notice being sufficient to provide the other Party with the opportunity to attend and participate in such meeting, discussion, appearance or contact. Notwithstanding anything to the contrary in this Agreement, neither Purchaser nor Seller shall be required to take or agree to take any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) require or result in the sale, divestiture or other direct or indirect disposition of any assets or rights of Purchaser or any of its Affiliates or any portion of the Seller or any of its Affiliates, or (ii) limit Purchaser’s or its Affiliates’ freedom of action with respect to, or its or their ability to retain, conduct, consolidate or otherwise control, any of Purchaser’s or its Affiliates’ assets or businesses.

6.3           Public Announcement.    Except as expressly provided in this Section 6.3, until the Closing, no Party, or any Affiliate of a Party, shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party. Each Party acknowledges that the other Party (or its Affiliates) intends to issue a press release concerning this Agreement shortly after the execution of this Agreement in substantially the form previously provided to and approved by the other Party. The foregoing shall not restrict disclosures by Purchaser or Seller or any of their respective Affiliates (a) that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party or its Affiliates or, (b) to Governmental Bodies and third Persons holding rights of consent or rights to receive notice that may be applicable to the transactions contemplated by this Agreement, as reasonably necessary to obtain waivers of such rights or such consents or to provide such notice, provided that, in each case to which such an exception applies, the releasing Party shall, to the extent legally permissible, provide the other Party not less than twenty-four (24) hours to comment on a draft of such disclosure, and such releasing Party shall consider in good faith all comments provided by such other Party. Seller and Purchaser shall each be liable for compliance by its respective Affiliates with the terms of this Section.

6.4           Assumption of Obligations.    By the consummation of the transactions contemplated by this Agreement at the Closing, and without limiting the indemnification obligations of Seller under Article 9 (including those relating to the representations and warranties contained herein), Purchaser assumes and agrees to pay, perform and discharge all obligations with respect to the Subject Interest, whether arising under the LLC Agreement, applicable Law or otherwise, and whether attributable to the period before or after the Effective Time, but excluding, for the avoidance of doubt, (a) any obligations of Seller or any of its Affiliates under this Agreement or as a counterparty to the Company (or any now or hereafter existing Affiliate of the Company) under the Existing Agreements or any other contract entered into by Seller or any of its Affiliates and the Company or any Affiliate of the Company, (b) any obligations to the extent caused by the gross negligence, willful misconduct or criminal activity of Seller or any of its Affiliates, (c) any obligations of Seller or its Affiliates arising under U.S. federal, state or local income, franchise or similar Tax Laws for periods prior to the Closing and (d) any obligation arising out of the material breach by Seller of the LLC Agreement.

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6.5           Casualty and Condemnation.

(a)          If after the Execution Date but prior to Closing, any of the Midstream Assets are actually damaged or destroyed by any casualty or are taken in condemnation or under right of eminent domain, then the Purchase Price shall be reduced (without duplication) by the Proportionate Share of the amount of the actual out-of-pocket losses caused to the Company by any such casualty or taking (after giving effect to any insurance proceeds received by the Company); provided that if the Proportionate Share of the aggregate actual out-of-pocket losses caused to the Company by such casualties and takings (i) is less than $600,000 (after giving effect to any insurance proceeds received by the Company), there shall be no adjustment to the Purchase Price, but the Proportionate Share of any such actual out-of-pocket losses shall be credited against the Deductible as if such losses are Damages for which Purchaser is entitled to indemnification pursuant to Article 9 or (ii) exceeds in value ten percent (10%) of the Purchase Price (without giving effect to any insurance proceeds available to the Company), either Party may, by notice to the other Party at least one (1) Business Day prior to Closing, elect to terminate this Agreement under Section 8.1. Except as provided in the immediately preceding sentence, Purchaser shall be required to close as provided for in this Agreement notwithstanding any such casualties or takings.

(b)          Seller and Purchaser shall reasonably cooperate with each other in determining the Proportionate Share of the amount of any losses caused to the Company by any casualty or taking described in Section 6.5(a), including as promptly as reasonably possible requesting information on the amount of the losses from the Company and providing each other with copies of any estimates of losses provided by the Company.

6.6           Further Assurances.    At and after the Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

6.7           Cooperation on Taxes.    Each Party shall promptly furnish to the other such information pertaining to the Company or the transactions contemplated by this Agreement, as may reasonably be requested by the other Party with respect to Tax matters of such other Party or Affiliate of such other Party, including by providing access to relevant books and records and making employees available to provide additional information and explanation of any materials provided hereunder, but in each case only to the extent that such Party may do so without violating applicable Laws or any obligations to any third Person and to the extent that such Party has access to such information and has authority to furnish such information under any restrictions binding on such Party. The Parties shall further reasonably cooperate, and cause their Affiliates to reasonably cooperate, with each other in connection with the preparation of any Tax Returns.

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6.8           Schedule Update.    From time to time prior to the Closing, for purposes of its certificate to be delivered at Closing pursuant to Section 3.2(b) and for purposes of determining whether the Seller’s representations and warranties are true and correct as of the Closing Date as though made on and as of the Closing Date, to the extent and in the manner provided under Section 7.2(a), Seller may at its option supplement or amend and deliver updates to the Schedules to Article 4 to include reference to any matter relating to Seller, the Company or its assets which first arises or occurs after the Execution Date and does not represent a breach of Seller’s covenants in this Agreement; provided, however, notwithstanding the foregoing, (a) no such supplement or amendment shall in any way affect Purchaser’s ability to terminate this Agreement based upon the condition to closing set forth in Section 7.2(f) not being satisfied and (b) Purchaser shall have the right to terminate this Agreement in the event Seller supplements or amends any Schedule relating to the Fundamental Reps.

6.9           Other Agreement.    Seller has provided Purchaser a copy of the Other Agreement in the form executed by the parties thereto, and shall provide Purchaser with copies of any amendments to the Other Agreement within one (1) Business Day of the execution thereof. Purchaser acknowledges that Seller is required to provide a copy of this Agreement to the Other Member. Each Party shall reasonably cooperate with and use commercially reasonable efforts to facilitate the simultaneous closings of this Agreement and the Other Agreement.

6.10         Encumbrances on the Subject Interest.    Prior to Closing, Seller shall take such commercially reasonable actions as are necessary to cause release of the Encumbrance listed on Schedule 4.6.

6.11         Confidentiality.    Upon Closing and for a period of one (1) year thereafter, Seller agrees to keep confidential, and not to make use of (other than for purposes of filing its tax returns or for other routine matters required by law) or, without the prior written consent of the Company, disclose to any Person, any information or matter relating to the Company and its affairs or any of the terms and conditions of the LLC Agreement (other than disclosure as required by any applicable law, including the rules and regulations of the United States Securities and Exchange Commission, and the New York Stock Exchange, NASDAQ, or any other applicable national securities exchange), provided, however, in the event that Seller receives a request to disclose any such information under the terms of a subpoena or order issued by a court of competent jurisdiction or by any applicable law, Seller will, to the extent permitted by law: (a) immediately notify each of the Company of the existence, terms, and circumstances surrounding such request; (b) consult with the Company as to the advisability of taking steps legally available to resist or narrow the scope of the disclosure required by such subpoena, order, or law; and (c) exercise its commercially reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to any information so disclosed by Seller, with the Company being liable to reimburse Seller for any actions taken at the request of the Company that are described in clause (b) of this Section 6.11.

6.12         Non-Solicitation.    For a period of two (2) years commencing on the Closing Date, Seller will not, and will cause EVEP not to, directly or indirectly, solicit, canvass, approach, entice or induce any employee of Purchaser or its Affiliates who have responsibilities related to the Company during such time period to alter, lessen or terminate his, her or its employment, engagement or relationship with Purchaser; provided, however, that the foregoing restriction on solicitation shall not prohibit the Purchaser or EVEP from hiring any such employee of Purchaser pursuant to a general solicitation (such as an advertisement) not specifically directed to employees of Purchaser.

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6.13         Closing.    If on June 10, 2015 (a) the conditions to the closing of the Other Agreement are satisfied and the Other Member is prepared to close on the purchase of the Remaining Interest as evidenced by delivery of the closing certificates and documents required thereby; (b) the conditions to Closing set forth in Section 7.2 (other than (d)) are satisfied as evidenced by delivery of the closing certificates and documents required thereby; and (c) Purchaser does not close the purchase of the Subject Interest, then Seller shall have the right to terminate this Agreement pursuant to Section 8.1(a)(vii), and Seller may consummate the sale of the Entire Interest to the Other Member as contemplated by the Other Agreement by June 24, 2015 and so long as the Other Member consummates the sale of the Entire Interest as contemplated by the Other Agreement on or before June 24, 2015, Purchaser shall have no further right, claim or interest in or to all or part of the Entire Interest.

6.14         Conduct Pending Closing.    Except as otherwise expressly contemplated by this Agreement or with the prior written consent of the Purchaser, from the date hereof until the Closing or termination of this Agreement as provided in Article 8, Seller shall not:

(a)          vote any of the Subject Interests in favor of: (i) any amendment to the LLC Agreement or the Transaction Documents (as such terms are defined in the LLC Agreement); (ii) to take any of the actions contemplated under Section 7.4(b) of the LLC Agreement; (iii) any election to dissolve the Company; or (iv) issuing any equity interests, options, warrants, convertible securities or other rights of any kind to acquire any equity or ownership interest of the Company;

(b)          amend or otherwise change the certificate of formation, limited partnership agreement or other organizational documents of Seller in any manner that would adversely affect or impede the ability of Seller to consummate the transactions contemplated by this Agreement;

(c)          vote or consent to or permit its Managers (as defined in the LLC Agreement) to vote or consent to (i) sell, assign, transfer, lease, license or otherwise dispose of any assets owned by the Company; (ii) have the Company make or commit to make any capital expenditure not approved under the existing Capital Expenditure Budget (as defined in the LLC Agreement); or (iii) create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise) any indebtedness of the Company or otherwise amend, modify, alter, waive or otherwise change any rights or obligations with respect thereto, including any claims thereunder; or

(d)          agree to take any action prohibited by this Section 6.14.

Article 7

CONDITIONS TO CLOSING

7.1           Conditions of Seller to Closing.    The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to Closing of each of the following conditions:

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(a)          Representations. The representations and warranties of Purchaser set forth in Article 5 shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material,” “in all material respects,” “Material Adverse Effect” or similar words in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date), in each case as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date.

(b)          Performance. Purchaser shall have performed and observed all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date.

(c)          Pending Litigation. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding (excluding any such matter initiated by Seller or its Affiliates) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator.

(d)          Deliveries to Seller. Purchaser shall have delivered to Seller the documents and certificates to be delivered by Purchaser under Section 3.3.

(e)          Government Authorizations. The Government Authorizations set forth on Schedule 6.2 shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Body shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

(f)          Payment. Purchaser shall have paid to Seller the Adjusted Purchase Price.

7.2           Conditions of Purchaser to Closing.    The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to Closing of each of the following conditions:

(a)          Representations. The representations and warranties of Seller set forth in Article 4 shall be true and correct in all material respects (except to the extent that such representations and warranties are qualified by the term “material,” “in all material respects,” “Material Adverse Effect” or similar words in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date), as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date which need only be true and correct in all material respects, on and as of such specified date).

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(b)          Performance. Seller shall have performed and observed all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date.

(c)          Pending Litigation. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting material damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding (excluding any such matter initiated by Purchaser or its Affiliates) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial damages in connection therewith, shall be pending before any Governmental Body or arbitrator.

(d)          Government Authorizations. The Government Authorizations set forth on Schedule 6.2 shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental Body shall have occurred; provided, however, that the absence of any appeals and the expiration of any appeal period with respect to any of the foregoing shall not constitute a condition to Closing hereunder.

(e)          Deliveries. Seller shall have delivered to Purchaser duly executed counterparts of the documents and certificates to be delivered by Seller under Section 3.2.

(f)          Material Adverse Effect. From the Execution Date, no Material Adverse Effect shall have occurred.

Article 8

TERMINATION

8.1           Termination.

(a)          This Agreement may be terminated at any time prior to Closing:

(i)          by the mutual prior written consent of Seller and Purchaser;

(ii)         by Purchaser, if Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.2 and such breach, inaccuracy or failure has not been cured by Seller within ten days of Seller’s receipt of written notice of such breach from Purchaser;

(iii)        by Seller, if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1 and such breach, inaccuracy or failure has not been cured by Purchaser within ten days of Purchaser’s receipt of written notice of such breach from Seller;

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(iv)        by either Seller or Purchaser, if Closing has not occurred on or before the Termination Date, provided, however, that no Party shall be entitled to terminate this Agreement under this Section 8.1(a)(iv) (x) if the Closing has failed to occur because such Party failed to perform or observe in any material respect its covenants and agreements hereunder or (y) if the other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 10.15;

(v)         by either Seller or Purchaser in accordance with Section 6.5 provided, however that no Party shall be entitled to terminate this Agreement under this Section 8.1 (a)(v) if the other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 10.15;

(vi)        by Purchaser pursuant to Section 6.8; or

(vii)       by Seller pursuant to Section 6.13(b).

(b)          The Party desiring to terminate this Agreement pursuant to Section 8.1(a) shall give written notice of such termination to the other Party hereto specifying the provision hereof pursuant to which such termination is made.

8.2           Effect of Termination.    If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 4.7, 5.5, 6.3, this Section 8.2 and Article 10, which shall continue in full force and effect). Notwithstanding anything to the contrary contained in this Agreement, the termination of this Agreement shall not relieve any Party from liability for any breach or breaches of its agreements or covenants which occurred on or prior to the date of such termination, which breach or breaches resulted in the conditions set forth in Section 7.1(b), Section 7.1(d), Section 7.2(b), or Section 7.2(e), as applicable, not being satisfied, in which case the other Party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled.

Article 9

INDEMNIFICATION; LIMITATIONS

9.1           Indemnification.

(a)          From and after the Closing, Purchaser shall indemnify, defend and hold harmless Seller from and against all Damages incurred or suffered by Seller:

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(i)          to the extent constituting obligations assumed by Purchaser pursuant to Section 6.4; provided, however, that Purchaser shall have no liability to Seller for any Damages for which (A) Purchaser is entitled to be indemnified pursuant to this Agreement or (B) the event or circumstance giving rise to such Damages also constitutes a breach of any of Seller’s representations or warranties set forth in this Agreement or arises as a result of Seller’s breach of any of its covenants or agreements under this Agreement or the LLC Agreement (whether or not Purchaser would then be entitled to be indemnified therefor under this Agreement or otherwise). For the avoidance of doubt, the foregoing indemnity shall not be applicable with respect to any obligations of Seller to make payments under Section 9.1(b).

(ii)         caused by or arising out of or resulting from Purchaser’s breach of any of Purchaser’s covenants or agreements contained in this Agreement, or

(iii)        caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser contained in Article 5 of this Agreement or in the certificate delivered by Purchaser at Closing pursuant to Section 3.3(c); provided, however, that if a representation or warranty is qualified by “in all material respects,” “in any material respect,” or “material default,” then for purposes of this clause (a)(iii), such qualifier will in all respects be ignored, even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, but excepting in each case Damages to the extent caused by the willful misconduct of any Indemnified Person.

(b)          From and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser against and from all Damages incurred or suffered by Purchaser:

(i)          caused by or arising out of or resulting from Seller’s breach of any of Seller’s covenants or agreements contained in this Agreement,

(ii)         caused by or arising out of or resulting from any breach of any representation or warranty made by Seller contained in Article 4 of this Agreement, or in the certificate delivered by Seller at Closing pursuant to Section 3.2(b); provided, however, that if a representation or warranty is qualified by Material Adverse Effect, “in all material respects,” “in any material respect,” or “material default,” then for purposes of this clause (b)(ii), such qualifier will in all respects be ignored, even if such Damages are caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Indemnified Person, but excepting in each case Damages to the extent caused by the willful misconduct of any Indemnified Person, or

(iii)        caused by or arising out of (x) the Subject Interest or (y) the Company or its assets, liabilities, operations or other activities, whether arising under contracts, applicable Law or otherwise, in the case of each of (x) and (y) attributable to the period before the Effective Time (A) resulting from the gross negligence, willful misconduct or criminal activity of Seller or any of its Affiliates; (B) in connection with any obligations of Seller or any of its Affiliates as a counterparty to the Company (or any now or hereafter existing Affiliate of the Company) under the Existing Agreements or any other contract or other arrangement entered into by the Seller or its Affiliates and the Company or any Affiliate of the Company; or (C) with respect to any obligations of Seller or its Affiliates arising under U.S. federal, state, or local income, franchise or similar Tax Laws for periods prior to the Closing.

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(c)          Notwithstanding anything to the contrary contained in this Agreement, except (i) as provided in Section 8.2 and Section 10.15, (ii) the right of a Party to exercise all remedies available at law or equity in connection with the other Party’s failure to consummate the transactions contemplated by this Agreement as required by the terms hereof, and (iii) for causes of action based upon intentional fraud or intentional misrepresentation, this Section 9.1 contains the Parties’ sole and exclusive remedies against each other with respect to any and all claims for any breaches of the representations, warranties, covenants and agreements herein or otherwise relating to the subject matter of this Agreement (subject to the stated exclusions, the “Exclusive Representations and Covenants”). Except for the remedies contained in this Section 9.1, the remedies provided for in Section 8.2 and Section 10.15, the right of a Party to exercise all remedies available at law or in equity in connection with the other Party’s failure to consummate the transactions contemplated by this Agreement as required by the terms hereof, and causes of action based on intentional fraud or intentional misrepresentation, other than the Exclusive Representations and Covenants, Seller and Purchaser each release, remise and forever discharge the other and its or their Affiliates and all such Parties’ officers, directors, employees, agents, advisors and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement, the Subject Interest, the activities, operations, assets or liabilities of the Company, whether before or after the Effective Time, or the use, condition, quality, status or nature of the assets of the Company, including rights to contribution under any Law, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages and rights of contribution, rights under agreements between the Company and Seller or any of its Affiliates, and rights under insurance maintained by Seller or any Affiliate of Seller, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any released Person, but, for the avoidance of doubt, without prejudice to either Party’s rights under Section 8.2 and Section 10.15, the right of a Party to exercise all remedies available at law or in equity in connection with the other Party’s failure to consummate the transactions contemplated by this Agreement as required by the terms hereof, or Purchaser’s right to cause the Company to enforce any obligations of Seller as a counterparty pursuant to the Existing Agreements.

(d)          “Damages,” for purposes of this Article 9, shall mean the amount of any actual liability, loss, cost, expense, claim, award or judgment incurred or suffered by any Indemnified Person arising out of or resulting from the indemnified matter, whether attributable to personal injury or death, property damage, contract claims (including contractual indemnity claims), torts, or otherwise, including the costs of enforcement of the indemnity and shall include (i) reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and (ii) the costs of investigation and/or monitoring of such matters. No Indemnified Person shall be entitled to indemnification under this Section 9.1 for, and “Damages” shall not include, (A) any punitive damages (other than punitive damages suffered by Persons other than Indemnified Persons for which an Indemnified Person has been held liable), (B) any Taxes that may be assessed on payments made under this Article 9 or the loss, reduction or limitation of any Tax benefits to which the Indemnified Person may be entitled (nor shall any offset be made for Tax benefits to which the Indemnified Person becomes entitled as a consequence of the liability, loss, cost, expense, claim, award or judgment), and (C) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or to the extent increased by the actions or omissions of any Indemnified Person after the Closing Date.

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(e)          The indemnity in favor of each Party provided in this Section 9.1 shall be for the benefit of and extend to such Party’s present and former Affiliates and its and their directors, officers, employees, and agents. Any claim for indemnity under this Section 9.1 by any such Affiliate, director, officer, employee, or agent must be brought and administered by a Party to this Agreement. No Indemnified Person other than Seller and Purchaser shall have any rights against either Seller or Purchaser under the terms of this Section 9.1 except as may be exercised on its behalf by Purchaser or Seller, as applicable, pursuant to this Section 9.1(e). Seller and Purchaser may each elect to exercise or not exercise indemnification rights under this Section on behalf of the other Indemnified Person affiliated with it in its sole discretion and shall have no liability to any such other Indemnified Person for any action or inaction under this Section.

(f)           To the extent permitted by applicable Laws, the Parties shall treat, for Tax purposes, any amounts paid under this Article 9 as an adjustment to the Purchase Price.

9.2           Indemnification Actions.    All claims for indemnification under Section 9.1 shall be asserted and resolved as follows:

(a)           For purposes of this Article 9, the term “Indemnifying Person” when used in connection with particular Damages shall mean the Person or Persons having an obligation to indemnify another Person or Persons with respect to such Damages pursuant to this Article 9, and the term “Indemnified Person” when used in connection with particular Damages shall mean the Person or Persons having the right to be indemnified with respect to such Damages by another Person or Persons pursuant to this Article 9.

(b)           To make a claim for indemnification under Section 9.1, an Indemnified Person shall notify the Indemnifying Person of its claim under this Section 9.2 in writing, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a third Person against the Indemnified Person (a “Third Party Claim”), the Indemnified Person shall provide its Claim Notice promptly after the Indemnified Person has actual knowledge of the Third Party Claim and shall enclose a copy of all papers (if any) served with respect to the Third Party Claim. The failure of any Indemnified Person to give notice of a claim as provided in this Section 9.2 shall not relieve the Indemnifying Person of its obligations under Section 9.1 except to the extent such failure materially prejudices the Indemnifying Person’s ability to defend against the claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

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(c)           In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Person whether it admits or denies its obligation to defend the Indemnified Person against such Third Party Claim under this Article 9. If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Person, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Person is authorized, prior to and during such thirty (30) day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Person and that is not prejudicial to the Indemnifying Person (it being understood that if the Indemnified Person is ultimately entitled to be indemnified with respect to such Third Party Claim, the cost of filing such motion, answer or other pleading shall be reimbursed by the Indemnifying Person).

(d)           If the Indemnifying Person admits its obligation, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Third Party Claim, and shall have full control of such defense and proceedings, including any compromise or settlement thereof, provided that if the Third Party Claim consists of a criminal proceeding or regulatory proceeding with potential criminal sanctions by any Governmental Body against the Indemnified Person or seeks permanent injunctive relief, or primarily seeks other permanent equitable relief, with respect to the Indemnified Person, the Indemnified Person shall have the option, by notice to the Indemnifying Person within the thirty (30) day period set forth in Section 9.2(c), to control such defense and proceedings (at the cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder). If requested by the Indemnifying Person, the Indemnified Person agrees to cooperate in contesting any Third Party Claim which the Indemnifying Person elects to contest (provided, however, that the Indemnified Person shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Person may at its own expense participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Person pursuant to this Section 9.2(d). An Indemnifying Person shall not, without the written consent of the Indemnified Person, settle any Third Party Claim or consent to the entry of any judgment with respect thereto which (i) does not result in a final resolution of the Indemnified Person’s liability with respect to the Third Party Claim (including, in the case of a settlement, an unconditional written release of the Indemnified Person from all further liability with respect to the Third Party Claim) or (ii) may materially and adversely affect the Indemnified Person (other than as a result of money damages covered by the indemnity).

(e)           If the Indemnifying Person does not admit its obligation or admits its obligation but fails to diligently defend or settle the Third Party Claim, then the Indemnified Person shall have the right to defend against the Third Party Claim (at the sole cost and expense of the Indemnifying Person, if the Indemnified Person is entitled to indemnification hereunder), with counsel of the Indemnified Person’s choosing, subject to the right of the Indemnifying Person to admit its obligation and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the Indemnifying Person has not yet admitted its obligation to provide indemnification with respect to a Third Party Claim, the Indemnified Person shall send written notice to the Indemnifying Person of any proposed settlement and the Indemnifying Person shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its obligation to provide indemnification with respect to the Third Party Claim and (ii) if its obligation is so admitted, assume the defense of the Third Party Claim and reject the proposed settlement. If the Indemnified Person settles any Third Party Claim, other than a Third Party Claim consisting of a criminal proceeding or regulatory proceeding with potential criminal sanctions by any Governmental Body against the Indemnified Person or seeking permanent injunctive relief, or primarily seeking other permanent equitable relief, over the objection of the Indemnifying Person after the Indemnifying Person has timely admitted its obligation in writing and assumed the defense of a Third Party Claim, the Indemnified Person shall be deemed to have waived any right to indemnity therefor.

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(f)          In the case of a claim for indemnification not based upon a Third Party Claim, the Indemnifying Person shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such Damages.  If the Indemnifying Person does not notify the Indemnified Person within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such Damages, the Indemnifying Person shall be conclusively deemed obligated to provide such indemnification hereunder.

9.3           Limitation on Actions.

(a)          The Sections 4.1, 4.2, 4.3, 4.6, 4.7, 4.9(a) and 4.14 (the “Fundamental Reps”) and the representations and warranties of Purchaser in Sections 5.1, 5.2 and 5.3 and the corresponding representations and warranties given in the certificates delivered at the Closing pursuant to Sections 3.2(b) and 3.3(c), as applicable, shall survive the Closing indefinitely; the representations and warranties of Seller in Section 4.9 shall survive until six months after the expiration of the applicable statute of limitations (taking into account any extension thereof); and all other representations and warranties of the Parties in Article 4 and Article 5 and the corresponding representations and warranties given in the certificates delivered at the Closing pursuant to Sections 3.2(b) and 3.3(c), as applicable, shall survive the Closing for a period of fifteen (15) months (unless a shorter period is expressly provided within the applicable section).  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(b)          The indemnity in Section 9.1(a)(i) and 9.1(b)(iii) shall continue without time limit.  The indemnities in Sections 9.1(a)(ii), 9.1(a)(iii), 9.1(b)(i) and 9.1(b)(ii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date.

(c)          Subject to Section 9.3(e), neither Seller nor Purchaser shall have any liability for any indemnification under Section 9.1(a)(iii) or Section 9.1(b)(ii) for any Damages with respect to any claim (or a series of related claims arising from the same facts or circumstances) that do not exceed $60,000 (the “Individual Claim Threshold”), provided, however, to the extent all claims (or a series of related claims arising from the same facts or circumstances) for indemnification by Seller result in aggregate Damages exceeding the Deductible (including those claims (or a series of related claims arising from the same facts or circumstances) under the Individual Claim Threshold), then Purchaser shall be entitled to be indemnified for such Damages under this Article 9 without regard to the Individual Claim Threshold.

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(d)          Subject to Section 9.3(c) and Section 9.3(e), (A) Seller shall not have any liability for any indemnification under Section 9.1(b)(ii) unless and until the aggregate Damages for which Claim Notices for claims (or a series of related claims arising from the same facts or circumstances) meeting the Individual Claim Threshold are delivered by Purchaser with respect to such matters exceed one percent (1%) of the Purchase Price (the “Deductible”), and then only to the extent such Damages exceed the Deductible and (B) Seller shall not be required to indemnify Purchaser under the indemnity in Section 9.1(b)(ii) for aggregate Damages in excess of fifteen percent (15%) of the Purchase Price (the “Cap”).

(e)          The Deductible and the Cap shall not apply to any indemnification obligations of Seller under Section 9.1(b)(ii) for Damages caused by or arising out of or resulting from Seller’s breach of any Fundamental Reps; provided that Seller shall not be required to indemnify Purchaser under this Article 9 for breaches of such Fundamental Reps for aggregate Damages in excess of the Purchase Price.

(f)          The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 9 shall be reduced by the amount of insurance proceeds realized by the Indemnified Person or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates).

(g)          Any Indemnified Person that becomes aware of a loss for which it seeks indemnification shall be required to use commercially reasonable efforts to mitigate the loss, including taking any actions reasonably requested by the Indemnifying Party, and an Indemnifying Party shall not be liable for any loss to the extent that it is attributable to the Indemnified Party’s failure to use commercially reasonable efforts to mitigate.

(h)          In no event shall any Indemnified Person be entitled to duplicate compensation with respect to the same Damage, liability, loss, cost, expense, claim, award or judgment under more than one provision of this Agreement and the various documents delivered in connection with the Closing.

Article 10

MISCELLANEOUS

10.1         Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Any signature of this Agreement delivered by a Party by facsimile or scanned document transmitted by email shall be deemed to be an original signature for all purposes.

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10.2         Notice.  All notices which are required or may be given pursuant to this Agreement must be given in writing and delivered personally, by courier, or by scanned document transmitted by email (with written confirmation of delivery) or by registered or certified mail, postage prepaid, as follows:

If to Seller:

CGAS Properties, L.P.

c/o EV Energy Partners, L.P.

1001 Fannin, Suite 800

Houston, Texas 77002

Attn: Michael E. Mercer, President and Chief Executive Officer

Email: mmercer@EVEnergyPartners.com

With a copy to:

EnerVest, Ltd.

1001 Fannin, Suite 800

Houston, Texas 77002

Attn:  Fabene Welch, Senior Vice President and General Counsel

Email: Fwelch@EnerVest.net

With a copy to:

Haynes and Boone, LLP

1221 McKinney Street, Suite 2100

Houston, Texas 77010

Attn: Debra Gatison Hatter

Email: debra.hatter@haynesboone.com

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If to Purchaser:

M3 Ohio Gathering LLC

600 Travis, Suite 4910

Houston, Texas 77002

Attn: Laranne Breagy, Senior VP & General Counsel

Email: l.breagy@m3midstream.com

With a copy to:

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

Attn: Doug Bland

Email: dbland@velaw.com

Either Party may change its address for notices by giving notice to the other Party in the manner set forth above.  All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

10.3         Expenses.  Except as provided in Sections 6.2 and 10.4, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the conveyances delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including, without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

10.4         Transfer Taxes.  All Transfer Taxes associated with the purchase and sale of the Subject Interest contemplated by this Agreement shall be paid by Purchaser.

10.5         Governing Law.  This Agreement and any documents delivered pursuant hereto, and the legal relations between the Parties hereunder and thereunder, shall be governed by and construed in accordance with the Laws of the State of Delaware, excluding any conflict of laws rules that would refer the matter to the Laws of another jurisdiction.

10.6         Jurisdiction; Waiver of Jury Trial.

(a)          Any legal suit, action or proceeding arising out of or based upon this Agreement, or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the County of New Castle, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of process, summons, notice or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6(b).

10.7         Captions.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

10.8         Waivers.  Any failure by any Party or Parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived by the Party or Parties to whom such compliance is owed by an instrument signed by such Party or Parties and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.9         Assignment.  No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 10.9 shall be null and void.

10.10         Entire Agreement.  This Agreement and the documents to be executed hereunder (and the Exhibits, Attachments and Schedules attached hereto) constitutes the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

10.11         Amendment.  This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

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10.12         References.  In this Agreement:

(a)          References to any gender includes a reference to all other genders;

(b)          References to the singular includes the plural, and vice versa;

(c)          Reference to any Article or Section means an Article or Section of this Agreement;

(d)          Reference to any Exhibit or Schedule means an Exhibit, Attachment or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e)          Unless expressly provided to the contrary, “hereunder,” “hereof,” “herein” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; and

(f)          “Include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

10.13         Construction.  Purchaser is a party capable of making such investigation, inspection, review and evaluation of the Company and the Subject Interest as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the value, operation and suitability of the assets of the Company.  Seller and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby.  This Agreement is the result of arm’s-length negotiations from equal bargaining positions.  Based on the foregoing, any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

10.14         Limitation on Damages.  Notwithstanding anything to the contrary contained in this Agreement, except in connection with (i) any Party’s failure to consummate the transactions contemplated by this Agreement as required by the terms hereof, in which case a Party has all remedies and damages available to it at law or in equity, as well as pursuant to Section 8.2 and Section 10.15, and (ii) any such damages claimed by Persons other than the Parties or their Affiliates for which indemnification is available under the terms of this Agreement, none of Purchaser, Seller or any of their respective Affiliates shall be entitled to punitive or exemplary damages in connection with this Agreement and the transactions contemplated hereby and, except as otherwise provided in this sentence, Purchaser and Seller, for themselves and on behalf of their Affiliates, hereby expressly waive any right to punitive or exemplary damages in connection with this Agreement and the transactions contemplated hereby.

10.15         Specific Performance.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed or were threatened to be not performed in accordance with their specific terms or were otherwise breached, and that money damages or legal remedies would not be an adequate remedy for any such damages.  The Parties accordingly agree that, in addition to any other remedy that may be available to it, including monetary damages, each party shall be entitled to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party and appropriate injunctive relief shall be granted in connection therewith and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 9.1(c).  Any party seeking an injunction, a decree or order of specific performance shall not be required to provide any bond or other security in connection therewith and any such remedy shall be in addition and not in substitution for any other remedy to which such party is entitled at law or in equity.

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10.16         Right to Rely.  Notwithstanding any other provision of this Agreement, if the transactions contemplated hereby are consummated, Purchaser expressly reserves the right to seek indemnity or other remedy for any Damages arising out of or relating to any breach of any representation, warranty or covenant contained herein, notwithstanding any investigation by, disclosure to, knowledge or imputed knowledge of Purchaser or any of its Affiliates and its and their managers, directors, officers, employees and agents in respect of any fact or circumstances that reveals the occurrence of any such breach, whether before or after the execution and delivery hereof.  In furtherance of the foregoing, Seller agrees that as knowledge or lack of reliance shall not be a defense in law or equity to any claim of breach of representation, warranty or covenant by Seller herein, Seller shall not in any action, suit or proceeding concerning a breach or alleged breach of any representation, warranty or covenant herein, or any indemnity thereof, seek information concerning knowledge or reliance of Purchaser or any of its Affiliates and its and their managers, directors, officers, employees and agents, through deposition, discovery or otherwise or seek to introduce evidence or argument in any action, suit or proceeding regarding the knowledge or lack of reliance of Purchaser or any of its Affiliates and its and their managers, directors, officers, employees and agents prior to the Closing on or with respect to any such representations, warranties or covenants.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

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The Parties are signing this Agreement as of the Execution Date.

SELLER:

CGAS PROPERTIES, L.P.

EVCG GP, LLC, its general partner

By:	/s/Michael E. Mercer
Name:	Michael E. Mercer
Title:	President and Chief Executive Officer

PURCHASER:

M3 Ohio Gathering LLC

By:	/s/Frank D. Tsuru
Name:	Frank D. Tsuru
Title:	Manager

Signature Page to Membership Interest Purchase Agreement

Attached to and made part of that certain Membership Interest Purchase Agreement between CGAS Properties, L.P. and M3 Ohio Gathering LLC

Exhibit A

Definitions

“Adjusted Purchase Price” has the meaning set forth in Section 2.4(d).

“Affiliate” with respect to any Person, means any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, with control in such context meaning the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assignment Agreement” has the meaning set forth in Section 3.2(a).

“Authorized Officer” means, with respect to any act to be performed or duty to be discharged by any Person which is not an individual, any officer or other representative thereof then authorized to perform such act or discharge such duty.

“Business Day” means each calendar day except Saturday, Sunday, and any other day on which banks are generally closed for business in Houston, Texas.

“Cap” has the meaning set forth in Section 9.3(d).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

“Claim Notice” has the meaning set forth in Section 9.2(b).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” means June 10, 2015, or July 31, 2015 (if extended to such date pursuant to Section 2.3) or such earlier date as agreed to by the Parties.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Competing Transaction” has the meaning set forth in Section 6.1.

“Contract” means any legally binding contract, lease, license, evidence of indebtedness, mortgage indenture, purchase order, binding bid, letter of credit, security agreement or other written or oral and legally binding arrangement.

“Damages” has the meaning set forth in Section 9.1(d).

“Deductible” has the meaning set forth in Section 9.3(d)

A- 1

Attached to and made part of that certain Membership Interest Purchase Agreement between CGAS Properties, L.P. and M3 Ohio Gathering LLC

“Dispute” means any dispute, controversy or claim and other matter in question arising out of or relating to this Agreement, including any dispute as to the interpretation, construction, validity, enforceability, breach, or termination hereof.

“Effective Time” means 12:01 a.m., United States of America central time, on May 1, 2015.

“Employee Benefit Plan” means any employment, consulting, services, stock option, equity or equity based, change-in-control, retention, incentive, severance, termination, deferred compensation, profit sharing, retirement, supplemental income, fringe benefit, collective bargaining, employee loan or extension of credit, vacation, sick leave, workmen’s compensation or other insurance, disability, death benefit, group insurance, health, life, welfare, accident or other plan, program, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, whether or not subject to ERISA.

“Encumbrance” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, option, preemptive right, right of first refusal or first offer, proxy, levy, voting trust or agreement, encumbrance, or other adverse claim or restriction on title or transfer of any nature whatsoever.

“Enforceability Exceptions” has the meaning set forth in Section 4.3.

“Entire Interest” has the meaning set forth in the Recitals.

“Environmental Laws” means all Laws of any Governmental Body having jurisdiction over the Company or its property in question addressing pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exclusive Representations and Covenants” has the meaning set forth in Section 9.1(c).

“Execution Date” has the meaning set forth in the Preamble.

“Existing Agreements” means the agreements listed on Schedule 4.13.

“EVEP” means EV Energy Partners, L.P., a Delaware limited partnership and indirect owner of all of the partnership interests in the Seller.

“Fundamental Reps” has the meaning set forth in Section 9.3(a).

“GAAP” means US generally accepted accounting principles, consistently applied.

“Government Authorizations” has the meaning set forth in Section 6.2(a).

A- 2

Attached to and made part of that certain Membership Interest Purchase Agreement between CGAS Properties, L.P. and M3 Ohio Gathering LLC

“Governmental Body” means any domestic or foreign national, state, local, municipal, or other government, and any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Substance” means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, medical waste, radon, asbestos or asbestos-containing products or materials, chlorofluorocarbon, hydrofluorocarbon, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) or lead-containing paint or plumbing; and (ii) any element, compound, substance, waste or other material that is defined as, or included in the definition of, or deemed by or pursuant to any Environmental Law or by any Governmental Body to be “hazardous,” “toxic,” a “contaminant,” “waste,” a “pollutant,” “hazardous substance,” “hazardous waste,” “restricted hazardous waste,” “hazardous material,” “extremely hazardous waste,” a “toxic substance,” a “toxic pollutant” or words with similar meaning.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the accompanying rules and regulations.

“Hydrocarbons” means oil and gas and other hydrocarbons produced or processed in association therewith (whether or not any such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Indemnified Person” has the meaning set forth in Section 9.2(a).

“Indemnifying Person” has the meaning set forth in Section 9.2(a).

“Individual Claim Threshold” has the meaning set forth in Section 9.3(c).

“Intellectual Property” means any trademarks, service marks, copyrights, trade secrets, patents, patent applications and other intellectual property rights.

“Knowledge” means (a) with respect to Seller, the actual knowledge, without investigation, of those individuals identified on Schedule 1.1(b), and (b) with respect to Purchaser, the actual knowledge, without investigation, of those individuals identified on Schedule 1.1(c).

“Laws” means all laws, statutes, rules, regulations, ordinances, orders, restrictions, decrees, common law, directives, judgments, injunctions, writs, awards, codes and other legal requirements of, or issued by, any Governmental Body.

“LLC Agreement” means the Limited Liability Company Agreement of the Company dated as of March 9, 2012, as amended from time to time.

A- 3

Attached to and made part of that certain Membership Interest Purchase Agreement between CGAS Properties, L.P. and M3 Ohio Gathering LLC

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is or could be reasonably expected to become, individually or in the aggregate, with all other such events, occurrences, facts, conditions or changes, materially adverse to the ownership, operation, business, assets, liabilities, results of operations, financial condition or value of the Company, as currently operated, taken as a whole (it being understood and agreed that, if the aggregate amount of Damages resulting therefrom is ten percent (10%) or more of the Purchase Price, such event, occurrence, fact, condition or change shall be deemed to constitute a Material Adverse Effect), or prevents or materially delays the ability of Seller to consummate the transactions contemplated by this Agreement; provided, however, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect:

(A)         changes in Hydrocarbon prices;

(B)         any change affecting the oil and gas industry generally in the region in which the Company operates;

(C)         any change in the economy or the financial, capital or energy  markets generally in the region in which the Company operates, in the United States or elsewhere in the world, including changes generally in supply, demand, price levels or interest or exchange rates;

(D)         any change in Law or in GAAP or interpretations thereof or accounting standards, governmental policy or political conditions;

(E)         any labor strike, request for representation, organizing campaign, work stoppage, slowdown, lockout or other labor disputes;

(F)         any change in general regulatory or political conditions, including acts of war, sabotage, armed hostilities or terrorism, embargo, sanctions or interruption of trade, or any escalation or worsening of any acts of war, sabotage, armed hostilities or terrorism, embargo, sanctions or interruption of trade;

(G)         any change in the financial condition or results of operation of Purchaser or its Affiliates;

(H)         any failure of any assumptions, estimates or projections relating to the Company to be accurate (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded);

(I)         the announcement of the execution, or the pendency, of this Agreement or the performance of obligations under this Agreement;

(J)         any casualty loss or condemnation, which shall be subject to the provisions of Section 6.5;

(K)         any natural disasters or acts of God; or

(L)         any actions or inactions of Seller or the Company consented to by Purchaser;

A- 4

Attached to and made part of that certain Membership Interest Purchase Agreement between CGAS Properties, L.P. and M3 Ohio Gathering LLC provided further, however, that any event, occurrence, fact, condition or change referred to in the immediately preceding clauses (A), (B), (C), (D), (E), (F), or (K) shall be taken into account for purposes of determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent such event, occurrence, fact, condition or change adversely affects the Company in a disproportionate manner relative to other companies operating in the industries in which the Company operates (provided for the avoidance of doubt, to the extent any such disproportionate impact is the physical damage or destruction to the assets of the Company constituting a casualty loss, such impact shall not be considered and the provisions of Section 6.5 shall apply).

“Member” has the meaning set forth in the LLC Agreement.

“Membership Interest” has the meaning given to it in the LLC Agreement.

“Midstream Assets” means collectively, the Plant Facilities and the Gas Pipeline Facilities as defined in the LLC Agreement.

“Other Agreement” has the meaning set forth in the Recitals.

“Other Member” has the meaning set forth in the Recitals.

“Party” and “Parties” have the meanings set forth in the Preamble.

“Permit” means all permits, licenses, registrations, certifications, authorizations, approvals, consents, exemptions, waivers, variances, privileges and other authorizations of or by any Governmental Body.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, or Governmental Body or any other entity.

“Proportionate Share” means 30/79 x 21% (approximately 7.975%), unless the Subject Interest is increased to 21% pursuant to Section 2.3, in which case “Proportionate Share” means 21%.

“Purchase Price” has the meaning set forth in Section 2.2, subject to adjustment as provided in Sections 2.3 and 2.4.

“Purchaser” has the meaning set forth in the Preamble.

“Release” means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape and includes “release” as defined in CERCLA or any other Environmental Law.

“Remaining Interest” means a Membership Interest equal to the Entire Interest minus the Subject Interest.

“Sanctions” has the meaning set forth in Section 4.18.

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Attached to and made part of that certain Membership Interest Purchase Agreement between CGAS Properties, L.P. and M3 Ohio Gathering LLC

“Seller” has the meaning set forth in the Preamble.

“Subject Interest” means a 30/79 x 21% (approximately 7.975%) Membership Interest in the Company or a 21% Membership Interest in the Company (if increased to such percentage pursuant to Section 2.3).

“Tax” and “Taxes” mean all federal, state, local, and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, value-added or withholding taxes or other assessments, duties, fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto except insofar as such interest, penalties or additional amounts are attributable to the delay or default of a Person seeking indemnification therefor.

“Tax Return” means any return, report or other information required to be supplied to a Governmental Body in connection with Taxes, or amendment thereto.

“Termination Date” means September 1, 2015.

“Third Party Claim” has the meaning set forth in Section 9.2(b).

“Transfer Notice” has the meaning set forth in the Recitals.

“Transfer Taxes” means all sales, use, VAT, business transfer, real property transfer, recording, documentary, stamp, registration, stock transfer, or similar taxes and fees.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury, as such regulations may be amended from time to time.

“$” means United States dollars.

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Attached to and made part of that certain Membership Interest Purchase Agreement between CGAS Properties, L.P. and M3 Ohio Gathering LLC

Exhibit B

Form of Assignment Agreement

ASSIGNMENT

This Assignment (this “Assignment”) is dated [ ● ], 2015 (the “Execution Date”), and is between CGAS Properties, L.P., a Delaware limited partnership (“Assignor”), and M3 Ohio Gathering LLC, a Delaware limited liability company (“Assignee”).  Assignor and Assignee are sometimes referred to individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Assignor owns twenty-one percent (21%) of the membership interests of Utica East Ohio Midstream, LLC, a Delaware limited liability company (the “Company”);

WHEREAS, the Parties have entered into that certain Membership Interest Purchase Agreement dated May 26, 2015 (the “MIPA”), whereby Assignor agreed to sell to Assignee, and Assignee agreed to purchase from Assignor, a [__] membership interest (“Subject Interest”); and

WHEREAS, the Parties are executing this Assignment to effect the assignment and transfer from Assignor to Assignee of the Subject Interest, subject to the terms and conditions herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound by the terms hereof, agree as follows:

1.          Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the MIPA.

2.          Conveyance of the Subject Interest. On and with effect from the date of this Assignment, Assignor hereby sells, assigns, and transfers to Assignee, and Assignee hereby acquires, accepts, and assumes from Assignor, all of Assignor’s right, title and interest in and to the Subject Units, free and clear of all Encumbrances other than restrictions that may be imposed by applicable Laws and restrictions under the LLC Agreement.

3.          Disclaimer of Representations and Warranties.  Other than the representations and warranties of Assignor specifically set forth in the MIPA and without prejudice to the rights of Assignee under the MIPA, the assignment of the Subject Interest pursuant to this Assignment is made without representation or warranty, express or implied, and Assignor hereby disclaims and negates any such representation or warranty.

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Attached to and made part of that certain Membership Interest Purchase Agreement between CGAS Properties, L.P. and M3 Ohio Gathering LLC

4.          Severability.  If any provision or provisions of this Assignment is or at any time becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Assignment shall not in any way be affected or impaired thereby.

5.          Entire Agreement; Amendment. This Assignment and the MIPA and the other documents to be executed thereunder and the Exhibits, Attachments and Schedules attached thereto constitute the entire agreement between the Parties pertaining to the subject matter thereof and hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter thereof and hereof.  This Assignment may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

6.          Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.

7.          Governing Law; Disputes.  This Assignment and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Texas, excluding any conflict of laws rules that would refer the matter to the Laws of another jurisdiction.  Any Dispute between the Parties with respect to this Assignment shall be resolved in accordance with the terms of Section 10.6 of the MIPA, which is incorporated into this Assignment by reference.

8.          MIPA; Conflict. This Assignment is made subject to the terms and conditions of the MIPA. In the event of any conflict between this Assignment and the MIPA, the provisions of the MIPA shall prevail.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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Attached to and made part of that certain Membership Interest Purchase Agreement between CGAS Properties, L.P. and M3 Ohio Gathering LLC

The Parties are signing this Assignment as of the Execution Date.

ASSIGNOR:

CGAS PROPERTIES, L.P.

By: EVCG GP, LLC, its general partner

By:	/s/Michael E. Mercer
Name:	Michael E. Mercer
Title:	President and Chief Executive Officer

ASSIGNEE:

M3 Ohio Gathering LLC

By:	/s/Frank D. Tsuru
Name:	Frank D. Tsuru
Title:	Manager

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